Exhibit 99.1

                STRATUS PROPERTIES INC. ANNOUNCES
          COMPLETION OF PREFERRED STOCK REDEMPTION AND
           ACQUISITIONS AND SALE OF CERTAIN PROPERTIES


AUSTIN,  TX,  March  1, 2002 - Stratus Properties  Inc.  (NASDAQ:
STRS) announced today it has completed previously announced transactions with Olympus Real Estate Corporation (Olympus) resulting in the conclusion of its business relationship with Olympus. A summary of the transactions, which closed on February 27, 2002, follows:

  * Stratus redeemed its $10 million mandatorily redeemable convertible preferred stock held by Olympus for $7.6 million. Stratus will record the $2.4 million discount as additional paid in capital. The redemption avoids a potential 12 percent dilution to Stratus' shareholders from a conversion of the preferred stock to common stock. No dividend had ever been paid or accrued on the preferred stock, which was issued in May 1998.

  * Stratus sold its 49.9 percent ownership interest in Oly Walden General Partnership to Olympus for $3.1 million. The partnership owns the remaining unsold lots and undeveloped real estate in the Walden on Lake Houston development. Stratus will record a gain of approximately $0.3 million associated with this sale.

  *    Stratus purchased Olympus' 50.01 percent ownership interest in Oly Stratus Barton Creek Joint Venture for $2.4 million. The joint venture currently owns 22 multi-acre homesites in the
     exclusive Barton Creek community near Austin, Texas.   At the
     time of the acquisition, the joint venture also held cash of $0.3 million, $1.9 million in municipal utility district reimbursables and no debt.

  * Stratus acquired Olympus' 50.1 percent ownership interest in Stratus 7000 West Joint Venture for $1.5 million. The joint venture owns a 140,000 square foot office complex in Austin, consisting of two office buildings that are currently more than 95 percent leased, generating approximately $2 million per year in net operating income before considering depreciation and debt service. Stratus received the $0.7 million cash on hand held by the joint venture and consolidated the joint venture's $12.9 million debt.

     The total cash cost to Stratus for these transactions, net of the cash acquired with the 7000 West and Barton Creek joint ventures, was $7.4 million which Stratus funded through borrowings on its Comerica Bank credit facility. At February 28, 2002, Stratus' outstanding borrowings under its credit facility totaled $20 million, including the funding of these transactions, and its remaining availability under the facility totaled $8.4 million. Stratus' total debt outstanding immediately following these transactions is $46.9 million. In connection with the completion of these transactions, Stratus also announced the resignation  of  Mr.  Robert  L. Adair  III  from  its  Board  of
Directors. Mr. Adair was appointed to the Board in 1998 in connection with the original Olympus agreement that provided for representation on Stratus' Board.

   William H. Armstrong, Chairman and Chief Executive Officer of Stratus said, "These transactions have added significant value to our shareholders, both through the favorably-priced acquisition of Barton Creek residential properties and southwest Austin office space, and through the $2.4 million discount we were able to realize by redeeming our $10 million preferred stock for $7.6 million. Olympus has been a great partner and we have enjoyed a mutually successful business relationship. We would also like to express our appreciation and gratitude to Rob Adair for his services on our Board over the past four years."

   Stratus  is a diversified real estate company engaged  in  the development,  marketing and management  of  real  estate  in  the
Austin, Houston, and San Antonio, Texas areas.
                 ____________________________


     CAUTIONARY STATEMENT. This press release contains certain forward-looking statements including the expected gain on the sale of the Walden Partnership. Important factors that might cause future results to differ from these projections are described in STRS' 2000 Form 10-K filed with the Securities and Exchange Commission.

     A